PURCHASE AND SALE AGREEMENT

                               FLY CREEK PROSPECT

                        (COAL BANK DRAW AND SLATER DOME)

                             MOFFAT COUNTY, COLORADO

                                       AND

                             CARBON COUNTY, WYOMING

                                     BETWEEN

                             SKYLINE RESOURCES, INC.

                                   (AS SELLER)

                                CEDAR RIDGE, LLC.

                                   (AS BUYER)

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                           PURCHASE AND SALE AGREEMENT

THIS ASSET SALE AGREEMENT (this "Agreement"), dated February 17, 2003, by and between, SKYLINE RESOURCES, INC., a Colorado corporation with a mailing address of 3000 Youngfield, Suite 338, Lakewood Colorado 80215 ("Seller") and CEDAR RIDGE, LLC, a Colorado limited liability company with a mailing address of 623 Garrison Avenue, Suite 100, PO Box 2359, Fort Smith, Arkansas 72902-2359 ("Buyer"), sometimes jointly referred to as the "Parties" herein.

WITNESSETH:

     That Seller desire to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets described herein. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.   SALE AND PURCHASE OF ASSETS

     1.1  Assets To Be Sold.

          1.1.1Seller shall sell, transfer, and assign, or cause others to sell, transfer  and  assign to  Buyer,  and Buyer  shall  purchase  and receive 36.666667%66.666667% of Seller' rights, title, and interests in and to the following:

               a) the oil and gas leases and fee minerals listed and described in Exhibits "A", "AA", and "AB", with all such leases delivering a minimum of an 80.000000% net revenue interest (collectively, "Leases")

               b) all coalbed methane gas wells, all conventional gas wells, disposal wells, stratigraphic test wells, monitor wells and other wells located on the Leases or on lands pooled therewith (collectively the "Wells");

               c) all equipment listed on Exhibit "A1", pipelines, machinery, fixtures, flowlines, materials, improvements, and other real, personal, movable, immovable and mixed property located on, used in the operation of, or relating to the production, treatment, sale, or disposal of hydrocarbons, water, and associated substances produced from the Leases (the "Personal Property");

               d) all natural gas, natural gas liquids, condensate, products, and other hydrocarbons, whether gaseous or liquid, produced from or allocable to the Assets after the Effective Date (the "Hydrocarbons");

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               e)   to  the  extent   transferable,   all  contracts,   permits,
                    rights-of-way,    easements,    licenses,   servitudes   and
                    agreements (including but not limited to those described on Exhibit "A2") relating to the Leases, Wells or Personal Property or the ownership or operation thereof, or the
                    production,   treatment,   sale,   storage  or  disposal  of
                    hydrocarbons, water, or substances associated therewith (the "Applicable Contracts"), Buyer shall be responsible for obtaining any and all bonds required by Moffat and Routt Counties, Colorado, Carbon County, Wyoming, the State of Colorado, the State of Wyoming, and the federal government and, its agencies. Seller shall cancel all bonds currently in force effective as of the Effective Date defined herein; and

               f) Copies of records relating to the Leases, Wells, Hydrocarbons, Applicable Contracts and Personal Property, owned by Seller and which Seller are not prohibited from transferring to Buyer by law or existing contractual relationship (collectively the "Records"), as follows: all
                    (i) lease, land, and division order files (including any abstracts of title, title opinions, certificates of title, title curative documents, and division orders contained therein) (the "Land Files"), (ii) the Applicable Contracts;
                    (iii) all well, facility, and historic production files (the "Well Files") and (iv) all geological files (including structure maps, logs and isopach maps) relating directly to the Leases (the "Geologic Data"), said Geologic Data being accepted "as is, where is" without warranty or representation of any nature or kind as to the accuracy, completeness, materiality, validity or fitness for any purpose of such Geologic Data and with all faults and same is delivered for the purpose of Buyer's independent evaluation and any use or reliance thereon is at Buyer's sole risk.

                    All such Leases,  Wells,  Personal  Property,  Hydrocarbons,
                    Applicable   Contracts,    and   Records   are   hereinafter
                    collectively referred to as the "Assets."

          1.1.2The   transfer  of  the  Assets  will  be  made  at  Closing  (as hereinafter defined in Section 10.2.1), but shall be made effective as of the Effective Date (as hereinafter defined). Seller and Buyer shall execute such additional documents as may be necessary to transfer the interests herein sold and purchased on the records of any purchaser of hydrocarbons produced from or allocable to the Assets.

     1.2 Exclusions and Reservations: Specifically excepted and reserved from this transaction are the following, hereinafter referred to as the "Excluded Assets".

          a) Any of Seller's reserve estimates, economic analyses, pricing forecasts, legal opinions or analyses, or information considered by Seller as confidential or protected by "Attorney Client Privilege";

          b) Subject to the provisions of Section 11.2, all rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Date including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal injury, property damage, royalty or other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Date;

          c) All corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any financial and tax records which directly relate to the Assets, or which are necessary for Buyer's ownership, administration, or operation of the Assets;

          d) All rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Date (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

          e) All amounts due or payable to Seller as adjustments or refunds under any contracts or agreements affecting the Assets for all periods prior to the Effective Date;

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          f)   Subject to the terms  hereof,  all  monies,  proceeds,  benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets prior to the Effective Date; and

          g) All Seller's patents, trade secrets, copyrights, names, marks and logos.

     1.3 Conveyancing Instruments. The Assets to be conveyed by Seller to Buyer pursuant to Section 1.1.1 be conveyed "as is, where is" with the express conditions and limitations contained in this Agreement. The Assets to be transferred to Buyer pursuant to Section 1.1.1 shall be transferred pursuant to an Assignment, Bill of Sale and Conveyance as provided in Section 10.2 hereof in substantially the form of Exhibit "B" (the "Assignment").


2.   PURCHASE PRICE AND EFFECTIVE DATE

     2.1 Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller or their respective designee, United States dollars ($ 900,000.00) (the "Purchase Price"), as set forth below. The Purchase Price as adjusted in accordance with Section 2.4 shall be referred to as the "Adjusted Purchase Price."

          2.1.1A deposit in the amount of $25,000.00 of the Purchase  Price (the
               "Deposit") has been paid as an up front payment at the time the Letter of Intent was executed by the Parties.

          2.1.2At the time of  Closing,  Buyer  shall  pay  Seller  $375,000.00.
               During the development of the Prospect, Buyer shall carry Seller's 30.000000% working interest through $500,000.00 worth of all costs. In the event that Buyer does not invest the entire $900,000.00 Purchase Price as set forth above, then Buyer shall earn its proportionate share of the 36.666667% for every dollar invested up to the maximum investment of $900,000.00 (e.g., $400,000.00/$900,000.00 = $44.444444% x 36.666667% = 16.30%
               working interest for Buyer in Prospect).

     2.2 Transfer of Purchase Price. The Deposit and Adjusted Purchase Price shall be paid by Buyer on the dates set forth herein to Seller's address as set forth above.

     2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among tangibles and intangibles comprising the Assets as follows:
          Fifty Percent (50.00%) of the Purchase Price shall be attributed to the Leases and associated agreements (with all Leases delivering a minimum of an 80% net mineral interest), and Fifty Percent (50.00%) of the Purchase Price shall be attributed to the wells, equipment and other Personal Property. Buyer and Seller agree to be bound by the allocation of the Purchase Price among tangible and intangible Assets set forth herein for all purposes; to consistently report such allocations for all federal, state and local income tax purposes; and to timely file all reports required by the Internal Revenue Code of 1986, as amended, concerning the Purchase Price allocations.

     2.4 Adjustments to Purchase Price. The Purchase Price shall be adjusted in accordance with this Section 2.4.

          2.4.1The Purchase  Price shall be increased by the  following  amounts
               (without duplication):

          2.4.1.1 the amount of any property or ad valorem taxes paid by Seller prorated in accordance with Section 5.1;

          2.4.1.3 any other amount agreed upon by Seller and Buyer; or

          2.4.1.4 an amount equal to any appropriate increases in value of the Assets, as determined in accordance with Section 7.7.

          2.4.2 The Purchase Price shall be decreased by the following amounts:

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               2.4.2.1 it has been  determined by Buyer that  Skyline's  mineral ownership in the Prospect is less than 10,500 net mineral acres but more than 8,925 net mineral acres, and that the net revenue interest to be delivered under the currently held leases is less than 80%. Therefore, the parties have agreed that Skyline shall acquire all of the interest set forth in Exhibit "AB" at its sole cost and expense and provide Cedar Ridge its 36.666667% of 8/8th s working interest in these leases within thirty (30) days of closing. In the event that Skyline fails to acquire the leases set forth on Exhibit "AB" within the time period provided, then Cedar Ridge shall have the option to acquire these interests and be credited with all of the lease expenses (including, but not limited to, brokerage costs, recording fees, and lease bonus) incurred to acquire these interests against the $500,000 carry described in Article 2.1.2 hereof, and in the Participation Agreement executed by the Parties of even date; 2.4.2.2 the amount of any property or ad valorem taxes
                    prorated  in  accordance   with  Section  5.1;  and  2.4.2.3
                    reductions due to Force Majeure as provided in Section 11.4.

     2.5 Effective Date of Sale. The effective date of the sale of the Assets described in Section 1.1, thereof, shall be February 28, 2003, as of 11:59 p.m., local time where the Assets are located (the "Effective Date"). It is understood and agreed that Cedar Ridge shall not incur any additional liability whatsoever as a result of amending the Effective Date from March 1, 2003 at 7:00 a.m. to February 28, 2003 at 11:59 p.m. to accommodate Skyline's tax year end.

3.   ASSUMPTION OF LIABILITIES AND INDEMNIFICATION

     3.1 Payment of Invoices. After the Closing, Seller will pay only that portion of invoices received that are applicable to work performed or material received in the period prior to the Effective Date; other charges and invoices will be returned to the vendor for rebilling to Buyer. Similarly, after the Closing, Buyer will pay only that portion of invoices received that are applicable to work performed or material received in the period on or subsequent to the Effective Date; other charges and invoices will be returned to the vendor for rebilling to Seller, and billed by Buyer to the working interest owners under the applicable joint operating agreement.

     3.3  Liabilities After Closing and Indemnities.

          3.3.1Buyer shall observe and comply with all covenants, terms, and provisions, express or implied, contained in the agreements, leases, easements, permits, commingling authorizations and other contracts appertaining to the interest acquired in the Assets as of the time of Closing of this purchase and sale; and this purchase and sale is made expressly subject to all agreements, leases, easements, permits, commingling authorizations and other contracts specifically identified on the attached Exhibit "A2". Buyer shall assume and be responsible for its proportionate share of all obligations of Seller accruing under such agreements after the Effective Date.


          3.3.2Buyer specifically assumes the risk of description, title, and the condition of the Assets and shall inspect the Assets prior to the Closing.

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5.   TAXES AND PAYABLES

     5.1 Payment of Taxes. All real estate, occupation, ad valorem, personal property taxes and charges on any of the equipment, facilities, plants or other assets for the current tax year shall be prorated as of the Effective Date. Ad valorem or property taxes on the mineral estate, the producing leasehold or the produced mineral, which are based on the production and/or revenue received and which are taxed in a year following the year of production, shall be subject to proration based on the production and revenue received by Buyer and Seller. Seller shall be responsible for taxes based on production and revenue received up to the Effective Date; Buyer shall be responsible for its proportionate share of taxes based on production and revenue from the Effective Date and thereafter, regardless of the year in which the tax is due or paid. Seller shall be responsible for all oil and gas severance taxes, production taxes, windfall profits taxes, and any other similar taxes applicable to oil and gas production occurring prior to the Effective Date, and Buyer shall be responsible for its proportionate share of all such taxes applicable to oil and gas production occurring on and after the Effective Date. Seller shall pay all such items for all periods prior to such date and shall be entitled to all refunds and rebates with regard to such periods. Buyer shall be responsible for its proportionate share of all sales, use and similar tax arising out of the sale of the assets. At Closing, Buyer shall pay Seller its proportionate share of all state and local sales or use taxes applicable to that portion of the assets which are tangible personal property, and Seller shall remit such amount to the appropriate taxing authority in accordance with applicable law; provided, however, that if Buyer holds a direct payment permit which is valid at the time of Closing, Buyer shall assume all responsibility for remitting to the appropriate taxing authority its proportionate share of the state and local sales and use taxes due, and shall provide Seller with any exemption certificates or other documentation required under applicable law in lieu of paying Seller the taxes due.

          Should this purchase and sale constitute an isolated or occasional sale and not be subject to sales or use tax with any of the taxing authorities having jurisdiction over this transaction, no sales tax will be collected by Seller from Buyer at the date of Closing. Seller agrees to cooperate with Buyer in demonstrating that the requirements for an isolated or occasional sale or any other sales tax exemption have been met.

     6.   REPRESENTATIONS AND WARRANTIES

          6.1 Seller's Representations and Warranties. Seller represents and warrants to Buyer that, as of the date hereof and as of Closing, the following statements are accurate:

               6.1.1Seller is a corporation duly organized and validly existing, in good standing, under the laws of the State of Colorado. Seller has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

               6.1.2The  execution  and  delivery  of  this  Agreement  and  the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Seller and Seller is not subject to any charter, by-law, lien, or encumbrance of any kind, agreement, instrument, order, or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

               6.1.3Seller  is not a party to,  or in any way  obligated  under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.

               6.1.4EXCEPT AS EXPRESSLY  PROVIDED IN THIS AGREEMENT,  THE ASSETS
                    ARE TO BE SOLD AS IS, WHERE IS AND WITH ALL FAULTS AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO ORIGIN, QUANTITY, QUALITY, OPERATING CONDITION, SAFETY OF EQUIPMENT, TITLE TO PERSONAL PROPERTY, COMPLIANCE WITH GOVERNMENT REGULATIONS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, THE QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES OR WELLS, OR OTHERWISE, CONCERNING ANY OF THE ASSETS. ALL WELLS, PERSONAL PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND
                    APPURTENANT THERETO ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY "AS IS, WHERE IS".

     6.2 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that, as of the date hereof and as of Closing, the following statements are accurate:

          6.2.1Buyer is a limited liability company duly organized and validly existing, in good standing, under the laws of the State of Colorado and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

          6.2.2The   execution   and   delivery  of  this   Agreement   and  the
               consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Buyer and Buyer is not subject to any charter, by-law, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the actions contemplated by this Agreement.

          6.2.3Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

          6.2.4Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits and bonds required by public authorities in connection with the Assets purchased.

          6.2.5Buyer has made, or arranged for others to make, an inspection of the Assets. Subject to Seller' foregoing representations and warranties, Buyer, at Closing, will accept all Assets in "as is and where is" condition, with an expressed acceptance and understanding of the representations and disclaimers contained herein.


7.   TITLE MATTERS

     7.1 Asset Title Review. Prior to Closing, Seller will have made available to Buyer, without express or implied warranty of any kind regarding the accuracy of such information, copies of all information in Seller's possession regarding Seller's title to the Assets, which information Buyer may copy at its sole cost and expense (unless prohibited by agreement between Seller and a third party). Buyer may review the information at Seller' office at 3000 Youngfield, Suite 338, Lakewood, Colorado 80215; or any other location where such information may be available, depending on the files reviewed.

     7.2 Title Adjustments. If prior to Closing, Buyer determines the existence of a "Title Defect" as defined in Section 7.3 below, Buyer shall notify Seller in writing of any matter Buyer considers to be a Title Defect as soon as Buyer becomes aware of such Title Defect but, in any event, by not later than 4:00 p.m. MST on March 21, 2003 (the "Defect Notice Date"). Such notice ("Notice of Title Defect") shall include
          (i) a specific description of the matter Buyer asserts as a Title Defect, (ii) a specific description of the Asset or portion of the Assets that is affected by the Title Defect, (iii) Buyer's calculation of the amount by which each Title Defect has diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner, and (iv) all necessary and desirable supporting documentation. Buyer shall be deemed to have waived any Title Defect that Buyer fails to assert in its Notice of Title Defect prior to the date set forth in this Section 7.2. This provision shall be used by Buyer for further reductions in the value of the Prospect caused by a lack of quality of title to the mineral acreage (e.g. loss of wellbore caused by loss of leasehold on which well is located, leasehold or mineral interest that cannot be delivered to Buyer at a minimum of an 80% net revenue interest, etc.). These reductions would be calculated in addition to the obligations and reductions as described 2.4.2 above is taken into account.

     7.3 Title Defect. The term "Title Defect" shall refer to any defect or deficiency in title, except for Permitted Encumbrances that (i) creates a lien, claim, encumbrance or other obligation affecting the interests of Seller in the Assets, (ii) diminishes or eliminates Seller's net revenue interest below 80% (defined as Seller' share of the proceeds from the sale of hydrocarbons produced from and allocable to the Assets, net of all royalties, overriding royalties, or other burdens on production or non-operating interests applicable thereto) from that set forth on Exhibit "A", (iii) increases Seller's working interest (defined as Seller's share of the costs of operation, development or production borne by the owner of such interest) from that set forth in Exhibit "A" without a corresponding increase in Seller's net revenue interest, or which creates an obligation to pay costs or expenses in an amount greater than such interest.

     7.4 Permitted Encumbrances. As used in this Section 7, the term "Permitted Encumbrance" means:

          (a) lessor's royalties, non-participating royalties, overriding royalties, and division orders and sales and transportation contracts containing customary terms and provisions covering oil, gas or associated liquefied or gaseous hydrocarbons, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest in any Asset to an amount less than the net revenue interest set forth on Exhibit "A" or increase the working interest of any Asset from that set forth in Exhibit "A" without a corresponding increase in the revenue interest;

          (b) subject to the provisions of Section 9.2 hereof, preferential rights to purchase and required non-governmental third party consents to assignments and similar agreements with respect to which prior to Closing (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

          (c) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

          (d) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and Buyer and Seller have no reason to believe they cannot be obtained;

          (e)  conventional  rights of  reassignment  requiring less than ninety
               (90) days notice to the holders of such rights;

          (f)  such Title Defects as Buyer may have waived;

          (g) easements, rights-of way, servitudes, permits, surface leases and other rights in respect of surface operations; provided they do not materially interfere with Buyer's operation or use of the Assets;

          (h) defects, irregularities and deficiencies in title of or to any rights-of-way, easements, surface leases or other rights which in the aggregate do not materially impair the use of such rights-of-way, easements, surface leases or other rights for the purpose of which such rights will be held by Buyer and would not have a material adverse effect on the operation or value of any of the Assets;

          (i) environmental laws and regulations to the extent valid and applicable to the Assets;

          (j) vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

          (k) all other liens, claims, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets relating to obligations not yet in default, and/or which individually or in the aggregate are not such as to interfere materially with the operation, value, or use of any of the Assets, do not materially prevent Buyer from receiving the proceeds of production from the Assets, do not reduce the net revenue interest of any of the Assets to less than the net revenue interest set forth on Exhibit "A" and do not obligate Buyer to bear costs and expenses relating to the maintenance, development, and operation of any of the Interests in any amount greater than the working interest set forth on Exhibit "A" (unless the net revenue interest for such Asset is greater than the net revenue interest set forth in Exhibit "A" in the same proportion as any increase in such working interest).

          7.5 Remedies for Title Failures. With respect to each Defect asserted by Buyer in the Notice of Title Defect, if Seller requests, Seller and Buyer shall discuss and agree whether a particular matter constitutes a Title Defect. Seller shall have the right but not the obligation to cure any Title Defect asserted in such Notice at its own expense prior to Closing, in which case the parties shall proceed to Closing without adjustment of the Purchase Price. If Seller fails to cure any Title Defect on or prior to Closing, it shall be deemed to be a title failure ("Title Failure") for the relevant Asset. Notwithstanding any other provision of this Agreement, it is specifically agreed and understood that liquidated amounts due and owing in respect of vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like liens shall be treated as Title Defects in accordance with the provisions of
               Section 7,  including,  without  limitation,  the  provisions  of
               Section 7.5 (a)-(c). Buyer and Seller shall negotiate in good faith to reach agreement regarding the value of any Title Failure, and unless waived by Buyer shall mutually agree to one of the following options with respect to each Title Failure:

               (a) if the Title Failure results from a difference in net revenue interest from that shown on Exhibit "A", the parties shall proceed to Closing and reduce the Purchase Price by an amount ("Defect Amount") determined by multiplying the Purchase Price by a fraction the numerator of which shall be the difference between the actual net revenue interest being conveyed and the net revenue interest shown on Exhibit "A" and the denominator of which shall be the net revenue interest shown on Exhibit "A"; (b) if the Title Failure results from a difference in the working interest from that shown on Exhibit "A", the parties shall proceed to Closing and reduce the Purchase Price by a Defect Amount determined by multiplying the Purchase Price by a fraction the numerator of which shall be the difference between the actual working interest being conveyed and the working interest shown on Exhibit "A" and the denominator of which shall be the working interest shown on Exhibit "A"; (c) if the Title Failure is one other than described in items (a) or (b), the Defect Amount shall be an amount determined in good faith by the mutual agreement of Buyer and Seller, taking into account the portion of the Purchase Price to be allocated by agreement of Seller and Buyer to the portion of the Assets affected by the Title Failure, the legal effect of the Title Failure, and the potential economic effect of the Title Failure over the life of the Assets.

     7.6 Termination Amount. Notwithstanding anything to the contrary herein, if the aggregate amount of adjustments to the Purchase Price for Title Failures reaches an amount equal to 25% of the $400,000.00 Purchase Price set forth in Section 2.1 (the "Termination Amount"),either party shall have the option to terminate this Agreement, without any liability, upon written notice to the other party on or prior to the Closing. For purposes of determining either party's right to terminate this Agreement pursuant to this Section 7.6, the amount of Title Defect adjustments shall be the amounts set forth in Buyer's Notices of Title Defects, with the addition of the diminution in value calculated in 2.4.2 unless Buyer and Seller agree to a lesser amount in accordance with Section 7.5. If either party exercises its option to terminate this Agreement pursuant to this Section 7.6, this Agreement shall become void and have no effect, and neither party shall have any further right or duty to or claim against the other party under this Agreement, except as expressly provided to the contrary in this Agreement.

     7.7 Increase in Purchase Price. Seller shall be entitled to an increase in the Purchase Price with respect to any interest to which Seller has
          (i) record title ownership of a net revenue interest that is greater than the net revenue interest set forth on Exhibit A of this Agreement and/or (ii) an ownership interest in any Personal Property greater than the interest for such Asset set forth on Exhibit A (the "Additional Interest"). In the event that Seller is entitled to an adjustment, such adjustment shall be calculated in the same manner as downward adjustments to the Purchase Price in accordance with Section 2.4.2.


8.   ENVIRONMENTAL MATTERS

     8.1 Environmental Review. Promptly after signing this Agreement, Buyer shall have access to environmental data in Seller' files for the Assets to be sold herein. Buyer shall review the information at Seller's office at 3000 Youngfield, Suite 338, Lakewood, CO 80215, or other locations specified by Seller. Buyer specifically acknowledges that such access is given as an accommodation only, that Seller makes no representations whatsoever as to the accuracy, completeness, or reliability of any such environmental information so or otherwise disclosed to or obtained by Buyer and that Buyer relies and depends on and uses any and all such environmental information exclusively and entirely at its own risk and without any recourse to Seller whatsoever. Seller shall cooperate with Buyer for the performance by Buyer of any additional environmental testing at Buyer's expense, which testing shall be conducted in a reasonable manner so as not to interfere with Seller's operation of the Assets, and Seller and Buyer shall cooperate to ensure that such testing is performed on an expedited basis before Closing.

     8.2 Material Contamination. If as a result of information provided pursuant to Section 8.1, or any additional information which Buyer obtains from other sources, or any such testing done by Buyer, it is determined prior to Closing that the environment associated with the Assets has been materially contaminated ("Materially Contaminated" or "Material Contamination", such terms being defined as the violation of existing applicable federal or state laws or regulations or common law principles existing as of the Effective Date, with respect to environmental conditions, to the extent that as to each claim or all claims in the aggregate (i) prosecution, if instituted, would be reasonably likely to result in a penalty, fine or damage payment of $2,500.00 or more or (ii) removal and remediation of such contamination required by federal or state laws or regulations existing as of the Effective Date would be reasonably likely to result in expenditures of $ 2,500.00 or more, Buyer shall notify Seller in writing of any and all such Material Contamination claims no later than 4:00 p.m. MST, on March 24, 2003. Such notification shall include
          (i) a detailed description of such claims, (ii) a copy of any environmental assessment, reports, data and information pertaining to such claims, and (iii) Buyer's calculation of the amount by which such claims have diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner. As used in this Section 8, the term Damages shall mean any and all damage, loss, injury, liabilities, or expenses (including but not limited to reasonable attorneys' fees and all costs of court, reasonable costs of investigating any claim, site assessments, testing and remedial actions).

     8.3  Remedies for Material Contamination. Either:

          (a) Prior to or at Closing, Seller and Buyer shall mutually agree in writing separate and apart from this Agreement that Seller shall correct or make arrangements for the correction of such Material Contamination and that Closing shall proceed with Seller indemnifying Buyer against all Damages attributable to such Material Contamination and without reduction of the Purchase Price; however, the estimated cost to correct attributable to such Damages shall be placed in an escrow account requiring dual signatures for release until such time as the Material Contamination is corrected; or

          (b) Buyer shall correct or make arrangements for the correction of such Material Contamination and the parties shall proceed to Closing with a reduction of the Purchase Price in an amount mutually agreed to by the parties and with Buyer defending, indemnifying and holding Seller harmless against all Damages attributable to such Material Contamination.

               If the parties are unable to agree upon one of the foregoing options, either party shall be entitled to terminate this Agreement without further liability for either party, unless Buyer agrees to waive such Material Contamination and assume all liability and obligations relating thereto. Each party shall cooperate with the other party's reasonable corrective work, and any operations unreasonably interfering with the corrective work shall cease until correction is completed.

     8.4 Indemnities for Material Contamination. The indemnities provided for in paragraphs (a)-(b) of Section 8.3 by Buyer and Seller, as the case may be, for Damages relating to Material Contamination identified in the notice to Seller under Section 8.2 shall be limited to Damages (i) from actions by governmental authorities having jurisdiction and authority over the relevant Assets and (ii) based on environmental laws, statutes, regulations and cleanup standards in effect at the time of Closing.


9.   ADDITIONAL COVENANTS

     9.1 Operations Prior to Closing. After the date of this Agreement and prior to the Closing, Seller shall use and maintain the Assets in substantially the same manner in which they have been used and maintained prior to this Agreement. Unless Seller and Buyer otherwise agree, Seller shall only enter into agreements or transactions in relation to the Assets which (i) individually involve a fair market value of less than Ten United States dollars ($10,000.00), and (ii) are entered into in the ordinary course of business consistent with past practices. In the event that an expenditure for purposes other than day-to-day operations is proposed or contemplated, Seller shall submit such proposal to Buyer for concurrence. Buyer will assume its proportionate share of the risk of any consequences that arise as a result of Buyer's failure or refusal to approve and pay such expenditure. Additionally, after the signing of this Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications, or incur any expenditures necessary relative to the premises to prevent or react to an emergency or environmental incident. With regard to the preceding sentence, Seller shall attempt to secure Buyer's consent prior to any such expenditure or action, however, Seller shall have the right to effect such expenditure or action with or without such approval, acting as would any prudent operator under similar circumstances. Unless Buyer and Seller otherwise agree, Seller shall not materially alter the Assets (other than the use of supplies and consumables) or remove any improvements, equipment or property which comprise the Assets (other than the use of supplies and consumables). If because of legally binding agreements which existed prior to the date of this Agreement, Seller, after the date of Agreement, but prior to Closing, acquires assets related to the Assets or otherwise improves the Assets, the Purchase Price shall be increased by an amount equal to the consideration to be paid by Seller for such acquisition or improvement of the Assets, and the acquired asset or improvement shall be transferred hereunder. Seller shall promptly notify Buyer of any material matter affecting the Assets known to Seller which arises from the date of this Agreement to the date of Closing.

     9.2 Preferential Rights and Consents to Assign. The transfer by Seller of the Assets, or any portion thereof, may be subject to the approval of lessors or governmental agencies having jurisdiction, or other forms of consent, rights of first refusal or preferential rights of purchase in favor of third parties. The process of obtaining such approvals and consents may continue after Closing. Seller shall attempt to obtain the necessary non-governmental approvals and consents to assign and request releases of the rights of first refusal/preferential rights of purchase. If consents are denied or third parties exercise a right of first refusal/preferential right of purchase then either Buyer or Seller may terminate this Agreement and the up front Deposit, excluding interest thereon, shall be refunded to Buyer. If neither Buyer nor Seller elect to terminate this Agreement, the affected

          Assets shall be deleted from this Agreement and the Purchase Price decreased with the remaining Assets to be sold hereunder. If the Asset is deleted as the result of the exercise of a right of first refusal/preferential right of purchase, the Purchase Price shall be decreased by the amounts calculated in Sections 2.4.2, and 7.1 et seq. contained herein. If the Asset is deleted as a result of the denial of consent from third parties, the PurchasePrice shall be decreased in the manner provided for the deletion of an Asset with defect as described in Sections 2.4.2 and 7.5 hereof, and the remaining Assets shall be sold hereunder.

10.  CLOSING, TERMINATION AND FINAL ADJUSTMENTS

     10.1 Conditions  Precedent.  Each  party's  obligation  to  consummate  the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the other party of the following conditions:

          10.1.1 Each party shall have performed and complied with all terms of this Agreement required to be performed or complied with by it at or prior to Closing.

          10.1.2 No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by a party or any of its affiliates.

          10.1.3 The representations and warranties contained in Section 6 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

     10.2 Closing.

          10.2.1 The Closing of the transactions contemplated herein and the transfer of the Assets shall occur on March 24, 2003, at the office of Cedar Ridge, 1825 Lawrence, Denver, Colorado 80202, at 10:00 a.m., local time, or such other date, time, and place as Seller and Buyer may agree in writing (the "Closing").

          10.2.2 At Closing, the following shall occur:

               10.2.2.1Buyer  and  Seller  shall  execute  and   acknowledge  an
                    Assignment in substantially the form of Exhibit "B", in form and substance sufficient to convey title to the Assets in accordance with the terms of this Agreement; additionally Seller shall provide to Buyer an Assignment in substantially the form of Exhibit "B", in form and substance sufficient to convey title to the Assets shown on Exhibit "AB" within one week following acquisition of same;

               10.2.2.2Buyer and Seller shall execute and  acknowledge  any such other instruments as are reasonably necessary to effectuate the conveyance of the Assets to Buyer, including without limitation, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets;

          10.2.3 At the Closing, upon and against delivery of the documents and materials described in this Section 10.2, Buyer shall pay to Seller the Adjusted Purchase Price as provided in Section 2.1 and shall deliver to Seller the Guaranty as provided for in Section
               4.1 hereof.

     10.3 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

          10.3.1 By Buyer or Seller in accordance with Section 7.6;

          10.3.2 By Buyer or Seller in accordance with Section 8.3;

          10.3.3 By Buyer or Seller if any condition set forth in Section 10.1 has not been satisfied or waived by Closing;

          10.3.4 By mutual written agreement of Buyer and Seller; and

     10.4 Final Adjustments. Within ninety (90) days after the date of Closing, Seller shall prepare a final accounting (the "Final Accounting") for the adjustments to the Purchase Price provided for in Section 2.4 and any amounts arising pursuant to Section 11.2 (b). Seller shall submit the Final Accounting statement to Buyer, along with copies of third party vendor invoices or other evidence of expenses agreed to by Buyer and Seller, and Buyer shall have thirty (30) days to audit same and confirm the accuracy thereof. Upon agreement by Buyer and Seller as to the accuracy of said Final Accounting, or upon the expiration of said thirty (30) day period, whichever occurs first, Seller or Buyer, whichever the case may be, shall promptly pay to the other such sum as may be found due, after making adjustments for any payments made at Closing in accordance with the Closing Statement.

          If Buyer and Seller are unable to agree to all adjustments respecting the Final Accounting, within thirty (30) days after Buyer's receipt of the Final Accounting submitted by Seller, such adjustments which are not in dispute shall be made between Buyer or Seller at the expiration of such 30-day period, and as to the adjustments, which remain in dispute, Buyer and Seller shall continue to negotiate in good faith to reach a final agreement as to such disputed adjustments. Provided, however, if Buyer and Seller are unable to agree to such final adjustments within sixty (60) days after Seller provides the Final Accounting to Buyer, the parties shall submit such disagreement to arbitration which shall be conducted under the rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof. The costs and expenses of the arbitration shall be shared equally by Seller and Buyer. Within five (5) days after the decision of the arbitrator, the Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the sum as may be found to be due as the Final Accounting.

          Nothing in this Section 10.4. shall limit any right of either party to assert a claim for revenues or reimbursement after the Final Accounting, and in this regard (i) should any party receive revenues to which the other is entitled, such party shall pay over such revenues to the appropriate party within 30 days of receipt thereof, and (ii) should any party pay for costs or expenses for which the other party is responsible, such party shall reimburse the other party within 30 days of the date the responsible party receives an invoice for such costs and expenses.

11.  MISCELLANEOUS

     11.1 Force Majeure. In the event any physical asset(s), including fixtures and improvements, valued at less than Five (5%) percent of the Purchase Price and to be sold hereunder is damaged by fire or other calamity before Closing, Seller may repair the damage at its cost or, at its sole option, either reduce the Purchase Price by the cost of the damage or withdraw the damaged Asset from the sale and reduce the Purchase Price by the undamaged value thereof. Should Buyer and Seller not agree as to the amount of such price reduction or if the value, as mutually agreed exceeds Five percent (5%), this Agreement will be terminated.

     11.3 Books and Records. With the exception of books of account, tax returns and correspondence relating thereto, technical and interpretive data excluded from this sale, any documents of overall significance to Seller' business and all of the Excluded Assets, Seller shall deliver to Buyer at Closing or within a reasonable time thereafter copies of the Records.

     11.4 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld.

     11.5 Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understandings, or information otherwise furnished by Seller to Buyer with respect to such matters. No amendment shall be binding unless in writing and signed by representatives of both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller and Buyer only and not for the benefit of third parties.

     11.6 Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

          If to Seller:                         If to Buyer:

          Skyline Resources, Inc.              Cedar Ridge, LLC
          3000 Youngfield                      623  Garrison  Ave.,  Suite 100
          Suite 338                            PO Box 2359
          Lakewood, CO  80215                  Fort Smith, AR  77901
          Attn:  Mr. Jubal S. Terry            Attn:  Mr. William L. Dawkins
          President/CEO                        General Counsel
          Telephone No.:  (303) 238-8712       Telephone No.:  (479) 783-4191
          Facsimile No.:  (303) 238-3190       Facsimile No.:  (479) 783-4195

          or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein above set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

     11.7 Governing Law. This Agreement shall be governed by the laws of the State of Colorado, without giving effect to any principles of conflicts of law. The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The provisions contained in such conveyances and the remedies available because of a breach of such provisions shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to the principles of conflict of laws.

     11.8 Confidentiality. Buyer acknowledges that all information furnished or disclosed pursuant hereto must remain confidential prior to Closing. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors or representatives (herein "Representatives") who have agreed, prior to being given access to such information, to be bound by the terms of this Agreement. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer and its Representatives shall promptly return to Seller any and all materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof.

     11.9 Conflict of Interest. Conflicts of interest related to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither Buyer nor any director, employee or agent of Buyer shall give to or receive from any director, employee or agent of Seller any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Buyer nor any director, employee or agent of Buyer shall enter into any business relationship with any director, employee or agent of Seller (or of any affiliate of Seller), unless such person is acting for and on behalf of Seller, without prior written notification thereof to Seller. Each party shall promptly notify the other party of any violation of this
          Section 11.9, and any consideration received by a party as a result of such violation shall be paid over or credited to the other party. Each party, or its designated representative(s), may audit any and all records of the other party for the sole purpose of determining whether there has been compliance with this Section 11.9.

     11.10Survival. The terms and provisions of this Agreement shall survive the Closing.

     11.11Brokers' Fees.  Seller and Buyer warrant that neither has incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to this agreement for which the other shall have responsibility. All fees, costs, and expenses incurred by Seller or Buyer relating to this agreement shall be paid by the party incurring same. All recording and transfer fees incurred as a part of closing shall be paid by Buyer. All other recording and transfer fees incurred shall be paid by Seller.

     11.12Commissions or Fees. Each of Buyer and the Seller, for itself and for its respective directors, partners, employers, and agents warrants, covenants and represents to the other that, except as otherwise expressly provided in this Agreement, neither it nor any of its directors, employees, partners or agents has given to or received from the other party, for any such party's directors, partners, employees or agents any commission, fee, rebate, gift or other thing or service in connection with this Agreement, and Buyer and Seller each agree that its books and records shall be subject to reasonable audit by the other as may be required to substantiate compliance with this provision.

     11.13Further Cooperation. After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

     11.14Counterparts.   This   Agreement  may  be  executed  in  one  or  more
          counterparts with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

     11.15Exhibits. All of the Exhibits referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits prior to and as a part of the execution of this Agreement.

     11.16Severabilitv. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any adverse manner to the other party.

     11.17Expenses and  Recording.  Except as otherwise  specifically  provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. Buyer shall be responsible for the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer and Buyer shall bear all required documentary, filing and recording fees and expenses incurred in connection therewith.

     11.18Mediation. The parties hereto agree to submit to the terms of that certain Mediation Agreement attached hereto as Exhibit "C".

EXECUTED as of the date first above written.

SELLER:                                         BUYER:
         SKYLINE RESOURCES, INC.                       CEDAR RIDGE, LLC

/s/ Jubal S. Terry                             /s/ Terry L. Logan
---------------------------------              ------------------------------
Jubal S. Terry, President                      Terry L. Logan, Manager

                                   EXHIBIT "B"

Attached to and made a part of that certain Purchase and Sale Agreement dated February 17, 2003 by and between Skyline Resources, Inc., as Seller, and Cedar Ridge, LLC, as Buyer.

                               Form of Assignment

THE STATE OF COLORADO
COUNTIES OF MOFFAT AND ROUTT

THE STATE OF WYOMING
COUNTY OF CARBON

                     ASSIGNMENT. BILL OF SALE AND CONVEYANCE

THIS ASSIGNMENT, BILL OF SALE AND CONVEYANCE (this "Assignment") dated March 7 , 2003 but effective from and after 11:59 p.m., February 28, 2003 (said date and time hereinafter referred to as the "Effective Date"), by and between, SKYLINE RESOURCES, INC., a Colorado corporation, with a permanent mailing address of 3000 Youngfield, Suite 338, Lakewood, Colorado 80215, hereinafter sometimes referred to as "Assignor," and CEDAR RIDGE, LLC., a Colorado limited liability company, with a permanent mailing address of 623 Garrison Avenue, Suite 100, PO Box 2359, Fort Smith, Arkansas 72902-2359, hereinafter sometimes referred to as "Assignee;"

                                   WITNESSETH:

1. Conveyance. For and in consideration of the sum of One Hundred and no/100 Dollars ($100.00), cash in hand paid, and other valuable consideration, including the assumption by Assignee of certain obligations and liabilities described in that certain Purchase and Sale Agreement dated February 17, 2003, by and between Assignor and Assignee ("Asset Sale Agreement"), the receipt and sufficiency of which are hereby acknowledged, Assignor, subject to said Asset Sale Agreement (which Asset Sale Agreement is incorporated herein by reference for all purposes), does hereby sell, transfer, assign, convey, set over and deliver, unto Assignee, with Special Warranty, all of its right, title and interest in and to the following (collectively, the "Assets"):

     A. the oil and gas leases listed and described in Exhibits "A", "AA", and "AB" (collectively, "Leases");

     B. all gas wells, stratigraphic test wells, monitor wells and other wells (collectively "Wells") located on the Leases;

     C. all equipment, machinery, fixtures, flowlines, platforms, materials, improvements, and other real, personal, and mixed property located on, used in the operation of, or relating to the production, treatment, sale, or disposal of hydrocarbons, water, and associated substances produced from the Leases (the "Personal Property");

     D.   all  natural  gas,   natural  gas  liquids,   condensate,   and  other
          hydrocarbons, whether gaseous or liquid produced from or allocable to the Assets after the Effective Date (the "Hydrocarbons");

     E. all contracts, permits, rights-of-way, easements, licenses, servitudes and agreements relating to the Leases and Wells, or the ownership or operation thereof, or the production, treatment, sale, storage or disposal of hydrocarbons, water, or substances associated therewith (the "Applicable Contracts"); and

     F. all of the files, records, information and data relating to the Leases, Wells, Hydrocarbons, Applicable Contracts and Personal Property, owned by Assignor and which Assignor is not prohibited from transferring to Assignee by law or existing contractual relationship (collectively, the "Records"), including, without limitation: (i) lease, land, and title records (including any abstracts of title, title opinions, certificates of title, title curative documents, division orders, and division order files) (the "Land Files"), (ii) the Applicable Contracts; (iii) all well, environmental, and production files (the "Well Files").

2. Excluded Assets. The Assets do not include accounts receivable associated with the Assets and relating to operations prior to the Effective Date. In the event Assignor is unsuccessful in collecting all or any portion of said receivables, Assignor shall so advise Assignee, and Assignee shall cooperate with Assignor in attempting to collect said receivables for the benefit of the Assignor. Tools, pulling machines, trucks or other equipment temporarily located on said lands or waterbottoms likewise are not included as Assets and are not to be conveyed hereunder (which equipment Assignor may recover at any time). The Assets do not include any of Assignor's proprietary or licensed raw or processed geological and geophysical data (including magnetic tapes, field notes, or seismic lines), nor any of Assignor's subjective or interpretive information or materials (including structure maps and isopach maps) pertaining to the Data. All such excluded Assets are hereinafter collectively referred to as the "Excluded Assets".

     TO HAVE AND TO HOLD unto Assignee, its, successors, sublessees, and assigns forever, subject to the terms, conditions and reservations set forth herein, contained in the Lease, in the Asset Sale Agreement, and the Applicable Contracts.

3.   Disclaimer and Subrogation.

     A. EXCEPT AS EXPRESSLY PROVIDED IN THE ASSET SALE AGREEMENT, THE ASSETS ARE TO BE SOLD AS IS, WHERE IS AND WITH ALL FAULTS AND ASSIGNOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO ORIGIN, QUANTITY, QUALITY, OPERATING CONDITION, SAFETY OF EQUIPMENT, TITLE TO PERSONAL PROPERTY, COMPLIANCE WITH GOVERNMENT REGULATIONS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, THE QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES OR WELLS, OR OTHERWISE, CONCERNING ANY OF THE ASSETS. ALL WELLS, PERSONAL PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO ARE TO BE CONVEYED BY ASSIGNOR AND ACCEPTED BY ASSIGNEE PRECISELY AND ONLY "AS IS, WHERE IS".

     B. All descriptions set forth herein and all information heretofore or hereafter furnished Assignee by Assignor concerning the Assets, and the operation thereof, have been and shall be furnished solely for
          Assignee's convenience and have not constituted and shall not constitute a representation or warranty of any kind by Assignor, and any reliance thereupon by Assignee shall be at Assignee's sole risk and liability.

     C. Notwithstanding the foregoing, this Assignment is made with full substitution and subrogation in and to all rights and actions of warranty with respect to the Assets which Assignor or its affiliates may have against former owners thereof.

4. Further Assurances. Assignor shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and shall take such other action as may be reasonably necessary or desirable to effectively consummate the conveyance to Assignee of the Assets intended to be conveyed hereby, provided nothing in this Section shall be interpreted so as to modify the disclaimer by Assignor in Section 3.A.

5. Consent Required. Thus Assignment is subject to approval by the __________[name of governmental agency] pursuant to _________________ [cite applicable statute]. The process of obtaining such approval may continue hereafter.]

6. Further Assignment. Assignee shall not assign any interest it acquires in the Assets, assign any rights acquired, or delegate any duties assumed herein or hereafter, without any such transferee, assignee, sublessee or delegee having agreed in writing to be bound by all of the terms and provisions contained in thus Assignment and in the Asset Sale Agreement; and any such transferee, assignee, sublessee or delegee shall assume all (or, if assigned less than all of Assignee's interest, its proportionate share of all) duties and obligations set forth herein and in the Asset Sale Agreement or arising from this Assignment or the Asset Sale Agreement; and any such transfer, assignment, sublease or delegation shall so provide. Notwithstanding anything herein to the contrary, Assignee shall remain responsible to Assignor for all obligations and liabilities under this Assignment and under said Asset Sale Agreement.

7. Indemnification. As additional consideration for the sale of the Assets, Assignee shall observe and comply with all covenants, terms, and provisions, express or implied, contained in the agreements, leases, easements and all other contracts appertaining to Assignee's proportionate share of Assignor's interest in the Assets as of the time of execution hereof, and this Assignment is made expressly subject to all such agreements, leases, easements and other contracts as specifically identified in the Asset Sale Agreement.

     Assignee specifically assumes the risk of description, title, and the condition of the Assets and shall inspect the Assets prior to the Closing.

8. Brokers' Fees. Assignor and Assignee warrant that neither has incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to thus agreement for which the other shall have responsibility. All fees, costs, and expenses incurred by Assignor or Assignee relating to thus agreement shall be paid by the party incurring same. All recording and transfer fees shall be paid by Assignee.

10. Commissions or Fees. Assignee and Assignor, for itself and for its respective directors, partners, employers, and agents warrants, covenants and represents to the other that, except as otherwise expressly provided in this Assignment, neither it nor any of its directors, employees, partners or agents has given to or received from theother party, or any such party's directors, partners, employees or agents any commission, fee, rebate, gift or other thing or service in connection with thus Assignment, and Assignee and Assignor each agree that its books andrecords shall be subject to reasonable audit by the other as may be required to substantiate compliance with this provision.

11. Conflicts. In case of any conflict between the terms and provisions of the Asset Sale Agreement and the terms and provisions of this Assignment, the terms and provisions of the Asset Sale Agreement shall prevail.

12. Topical Headings. The topical headings used herein are for convenience only and shall not be construed ashaving any substantive significance or as indicating that all of the provisions of thus agreement relating to any topic are to be found in any particular section.

13. Entire Agreement. This Assignment constitutes the entire understanding between Assignor and Assignee withregard to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings.

14. Successors and Assigns. The terms hereof shall inure to and be binding upon the respective heirs, successors and assigns of Assignor and Assignee.

EXECUTED the day and year first above written, but effective as of the Effective Date.

SKYLINE RESOURCES, INC.                            CEDAR RIDGE, LLC

/s/ Jubal S. Terry                                 /s/ Terry L. Logan
-----------------------------                      ----------------------------
Jubal S. Terry, President/CEO                      Terry L. Logan, Manager

THE STATE OF COLORADO             ss.

COUNTY OF DENVER                  ss.

     This instrument was acknowledged before me this 7th day of March, 2003, by Jubal S. Terry, President and CEO of Skyline Resources, Inc., a Colorado corporation, on behalf of said corporation.

[SEAL]
                                                  Notary Public in and for the
My commission expires:                            State of Colorado

Printed Name of Notary Public




THE STATE OF COLORADO     ss.

COUNTY OF DENVER          ss.

This instrument was acknowledged before me this 7th day of March, 2003, by Terry
L. Logan, Manager of Cedar Ridge, LLC, a Colorado limited liability company, on behalf of said limited liability company.

[SEAL]

----------------------                              Notary Public in and for the
My commission expires:                              State of Colorado

Printed Name of Notary Public

                           EXHIBIT "A-Lease Schedule"

                           EXHIBIT "AA-List of Leases"

Attached to and made a part of that certain Assignment, Conveyance and Bill of Sale effective February 28, 2003, by and between Skyline Resources, Inc., as Assignor, and Cedar Ridge, LLC, as Assignee.

                                     ASSETS
              Description of Leases as shown on Exhibit A attached

All of Assignor's right, title, and interest in and to the following Oil and Gas Leases, only insofar as described below, and covering lands in Moffat and Routt Counties, Colorado, and Carbon County, Wyoming, including but not limited to Assignor's operating rights and working interest in those certain Operating Agreements set forth herein following the Oil and Gas Lease Descriptions.

As shown on attachement Exhibit "A-List of Leases"

"AB" Skyline Lease Acquisitions

                 Exhibit "A1" To the Purchase and Sale Agreement
               Between Skyline Resources, Inc. and Cedar Ridge LLC

                                      WELLS

1.   Robiduox 23-13 T.D. 1700', API Well # 05-081-06973

2.   State of Wyoming 34-13-89 #1 T.D. 2130'. API Well # 49-007-21858

3.   Robidoux 13-12-89 T.D. 2690'. API Well # 05-081-06986

4.   Moffat 26-12-89 #1 T.D. 3809' API Well # 05-081-06988

5.   Federal 26-12-89 #1 T.D. 3383' API Well # 05-081-06994.

6.   Moffat 23-12-89 #1 T.D. 3137' API Well # 05-081-06990

7.   Moffat 23-12-89 #2 T.D. 3262' API Well # 05-081-06991

8.   Moffat SWD 26-12-89 #1 T.D. 4494'. API Well # 05-081-06995

9. CF&I #1 Well Deep Creek Sand, located in the NE, SE, SW Section13 Township 12 North, Range 89 west, Moffat County, Colorado.

                                    EQUIPMENT

1. All Production Equipment located at the disposal site in the NW NW Section 26 T12N, R89W, Moffat County Colorado as well as all electrical lines and gathering lines.

2.   All equipment located on each well site listed above.

"A2" Contracts and Agreements

Exhibit B

Exhibit I  Fee Lease Schedule

Exhibit II  Federal Lease Schedule

                                  EXHIBIT "II"
                             FEDERAL LEASE SCHEDULE
             Attached to and made a part of that certain Assignment,
               Conveyance and Bill of Sale by and between Skyline
         Resources, Inc., as Assignor, and Cedar Ridge, LLC, as Assignee

                          ---SPLIT TABLE - SEE BELOW---


------------------------------------------------------------------------------------------------------------------------------------
LESSOR/SERIAL NUMBER   COUNTY, ST   LEGAL DESCRIPTION                                      GROSS      NET     EFFECTIVE   EXPIRATION
                                                                                           ACRES     ACRES      DATE         DATE
------------------------------------------------------------------------------------------------------------------------------------

Federal Leases

COC-61760              Moffat,CO    12N-89W                                               960.0000   640.0320   6/1/98      6/30/08
                                    23: NE4
                                    24: S2NE, W2NW, SENW
                                    25: NESW, NWSE
                                    26: W2NE, E2NW, SWNW, S2
COC-58896              Moffat, CO   12N-89W 24: S/2 25: NE, S/2NW, NWSW, S/2S/2, NESE     800.0000   122.6728   3/1/96       3/1/06
COC-58897              Moffat, CO   12N-89W 11: Lots 1,2,3,4, 12: Lots 5,6, 14: S/2NW,
                                       N/2SW, SWSW,  23:E/2W/2, NWNW, SE                  603.2900   92.5091    3/1/96       3/1/06
COC-64224              Moffat, CO   12N-89W 13: NENW                                      40.0000    26.6680   12/1/00     11/30/10
WYW-129585             Carbon, WY   13N-90W                                               80.0000    53.3360    7/1/93      6/30/03
                                    13: E2NE
WYW-130140             Carbon, WY   13N-89W                                               40.0000     8.8884    9/1/93      8/31/03
                                     28: SWNW
WYW-141261             Carbon, WY   13N-89W                                               200.0000  133.3400    4/1/97      3/31/07
                                    21: SE4
                                    22: NWSW
WYW-142911             Carbon, WY   12N-88W                                               377.6100   251.7526  10/1/97      9/30/07
                                    7:  Lots 5,6, NE4, E2NW
                                    18: N2SE
WYW-142924             Carbon, WY   12N-89W                                              1039.7400   693.1947  10/1/97      9/30/07
                                    1: Lots 1, 2, S2N2, N2S2
                                    2: Lots 1, 2, S2NE, N2SE
                                    11: W2NW
                                    13: NENE, S2NE, N2SE
                                    14: E2NE, NESE
WYW-143587             Carbon, WY   13N-90W                                               240.0000   160.0080  12/1/97     11/30/07
                                    13: W2NE, NW4
WYW-148257             Carbon, WY   12N-89W                                               749.3000   499.5583   6/1/99      5/31/09
                                    2: Lots 3, 4, S2NW
                                    3: Lot 1, SENE, SE4
                                    4: Lot 1
                                    9: N2NW, SENW, N2N2SW, N2S2N2SW, S2SENESW, S2SWNWSW
                                    11: E2NW
                                    13N-89W
                                    32: NENW
WYW-148457             Carbon, WY   12N-88W                                              1721.5300  1147.7441   8/1/99      7/30/09
                                    8: Lots 1-5, SENE, W2SW, SESW, SE4
                                    13: Lots 6, 7, 9
                                    14: Lots 5-13, W2NW, N2SW, SESW, SWSE
                                    15: Lots 5,6, N2, SW4, NWSE
                                    16: Lots 5-11
                                    18: S2SE
                                    22: Lots 1-3
                                    23: Lots 1-3
                                    24: Lot 1
WYW-150405             Carbon, WY   12N-88W                                               710.5300   473.7104   6/1/00      5/30/10
                                    7: Lot 10, N2SE, SESE
                                    17: Lots 5-7, 9-12, SWNE
                                    18: Lots 8,9, 12-17, E2SW
                                    19: Lots 1-4
                                    21: Lot 1


                                  EXHIBIT "II"
                             FEDERAL LEASE SCHEDULE
             Attached to and made a part of that certain Assignment,
               Conveyance and Bill of Sale by and between Skyline
         Resources, Inc., as Assignor, and Cedar Ridge, LLC, as Assignee

                          ---SPLIT TABLE - SEE ABOVE---

------------------------------------------------------------------------------------------------------------
LESSOR/SERIAL NUMBER      RECORDED   WORKING        Min. Own.   EII ORRI     Royalty   Additional     N.R.I.
                                     INTEREST         Net       RESERVED    Interest    Interest
------------------------------------------------------------------------------------------------------------

Federal Leases

COC-61760                  N/A        66.6700%       960        7.500000%     12.5000%       --       80.00%




COC-58896                  N/A        66.6700%     184.0000     3.000000%     12.5000%      7.50%     77.00%
COC-58897
                           N/A        66.6700%     138.7567     3.000000%     12.5000%      7.50%     77.00%
COC-64224                  N/A        66.6700%     40.0000      6.500000%     12.5000%                81.00%
WYW-129585                 N/A        66.6700%     80.0000      3.000000%     12.5000%      7.50%     77.00%

WYW-130140                 N/A        66.6700%     13.3320      3.000000%     12.5000%      7.50%     77.00%

WYW-141261                 N/A        66.6700%     200.0000     3.000000%     12.5000%      7.50%     77.00%


WYW-142911                 N/A        66.6700%     377.6100     7.500000%     12.5000%       --       80.00%


WYW-142924                 N/A        66.6700%    1039.7400     7.500000%     12.5000%       --       80.00%





WYW-143587                 N/A        66.6700%     240.0000     3.000000%     12.5000%      7.50%     77.00%

WYW-148257                 N/A        66.6700%     749.3000     7.500000%     12.5000%        --      80.00%







WYW-148457                 N/A        66.6700%    1721.5300     7.500000%     12.5000%        --      80.00%









WYW-150405                 N/A        66.6700%     710.5300     7.500000%     12.5000%        --      80.00%

Exhibit III  State Lease Schedule

                                  EXHIBIT "III"

                              STATE LEASE SCHEDULE
 Attached to and made a part of that certain Assignment, Conveyance and Bill of
                  Sale by and between Skyline Resources, Inc.,
                 as Assignor, and Cedar Ridge, LLC, as Assisgnee

                          ---SPLIT TABLE - SEE BELOW---

---------------------------------------------------------------------------------------------------------------------------------
LESSOR/SERIAL NUMBER             COUNTY, ST   LEGAL DESCRIPTION                                 GROSS      NET     EFFECTIVE
                                                                                                ACRES     ACRES      DATE
---------------------------------------------------------------------------------------------------------------------------------
State Leases
STATE OF WYOMING 00-00130        Carbon, WY  13N-89W                                             80.0000   53.3360     4/2/00
                                             28: E2NE
STATE OF WYOMING 00-00129        Carbon, WY  13N-89W                                            120.2500    80.1707    4/2/00
                                             6: Lot 1, SENE, NESE
STATE OF WYOMING 99-00339        Carbon, WY  13N-88W                                            160.0000   106.6720    7/2/99
                                             31: Resurvey Tract 65 (formerly NE4)
STATE OF WYOMING 99-00349        Carbon, WY  13N-89W                                            160.0000   106.6720    7/2/99
                                             28: W2E2
STATE OF WYOMING 99-00348        Carbon, WY  13N-89W                                            320.0000   213.3440    7/2/99
                                             21: W2
STATE OF WYOMING 99-00345        Carbon, WY  13N-89W                                             80.0000   53.3360     7/2/99
                                             9: N2SW
STATE OF WYOMING 99-00340        Carbon, WY  13N-88W                                            145.3200    96.8848    7/2/99
                                             32: Resurvey Tract 69 (formerly SE4)
STATE OF WYOMING 02-00290        Carbon, WY  12N-88W                                            623.3600   415.5941   10/21/02
                                             Tract 49 (formerly Sec. 16: All)
STATE OF WYOMING 02-00287        Carbon, WY  12N-88W                                            321.0000   214.0107   10/21/02
                                             Tract 79 (formerly Sec. 5: Lots 1 & 2, S/2NE)
STATE OF WYOMING 95-00072        Carbon, WY  13N-89W                                            640.0000   426.6880    4/1/95
                                             27: SE4
                                             34: NE4, S2
STATE OF WYOMING 02-00154        Carbon, WY  12N-89W 16: NENE, S/2NE, W/2, LOTS 1,2,3,4, N/2SE  589.8200   393.2330    7/1/02


                              STATE LEASE SCHEDULE
 Attached to and made a part of that certain Assignment, Conveyance and Bill of
                  Sale by and between Skyline Resources, Inc.,
                 as Assignor, and Cedar Ridge, LLC, as Assisgnee

                          ---SPLIT TABLE - SEE ABOVE---

----------------------------------------------------------------------------------------------------------------------------------
LESSOR/SERIAL NUMBER             EXPIRATION      RECORDED   WORKING        Min. Own.   EII ORRI     Royalty   Additional     N.R.I.
                                   DATE                    INTEREST         Net       RESERVED    Interest    Interest
----------------------------------------------------------------------------------------------------------------------------------
State Leases
STATE OF WYOMING 00-00130          4/1/05        N/A        66.6700%     80.0000     3.333333%     16.666667%                80.00%

STATE OF WYOMING 00-00129          4/1/05        N/A        66.6700%     120.2500    3.333333%     16.666667%                80.00%

STATE OF WYOMING 99-00339          7/1/04        N/A        66.6700%     160.0000    3.333333%     16.666667%                80.00%

STATE OF WYOMING 99-00349          7/1/04        N/A        66.6700%     160.0000    3.333333%     16.666667%                80.00%

STATE OF WYOMING 99-00348          7/1/04        N/A        66.6700%     320.0000    3.333333%     16.666667%                80.00%

STATE OF WYOMING 99-00345          7/1/04        N/A        66.6700%     80.0000     3.333333%     16.666667%                80.00%

STATE OF WYOMING 99-00340          7/1/04        N/A        66.6700%     145.3200    3.333333%     16.666667%                80.00%

STATE OF WYOMING 02-00290         10/21/07       N/A        66.6700%     623.3600    3.333333%     16.666667%                80.00%

STATE OF WYOMING 02-00287         10/21/07       N/A        66.6700%     321.0000    3.333333%     16.666667%                80.00%

STATE OF WYOMING 95-00072           HBP          N/A        66.6700%     640.0000    2.333333%     16.666667%      4.00%     77.00%


STATE OF WYOMING 02-00154          7/1/07        N/A        66.6700%     589.8200    3.333333%     16.666667%                80.00%


                                  EXHIBIT "C"

                               MEDIATION AGREEMENT

                                  INTRODUCTION
                                  ------------

Skyline Resources, Inc. (Skyline), and Cedar Ridge, LLC. (Company) have entered into a Purchase and Sale Agreement dated February 17, 2003, and covering real properties, royalty interests, working interests, and mineral interests. The parties anticipate that differences may arise as a result of the transfers covered in the Agreement and seek to resolve differences, if any, in a cost-effective manner as set forth in this Exhibit "C".

1.   TERMS OF THE AGREEMENT

     A.   Mediation Concerning All Other Costs And Damages.

          1. With respect to any and all disputes, claims, losses and damages arising out of the Agreement, Skyline, and Company agree to submit those disputes to non-binding mediation (the Mediation). The Mediation shall address all claims for recovery of the unreimbursed costs at law, or in equity, including claims based on contract, tort, and equitable theories.

          2. In the event any claim or controversy arising under this agreement is not resolved by informal negotiations within thirty days (or any mutually agreed extension) after the submission by either party of an itemized list of claims and any documentation supporting those claims, the matter shall be referred to the Denver office of the American Arbitration Association (AAA) for mediation, that is, an informal, non-binding conference or conferences between the parties in which a neutral mediator will seek to guide the parties to a resolution of the dispute.

               Each party may be represented at any meeting by up to four persons of its choice, with at least one representative being a member of management, with the authority to settle the matter for that company. The mediation will occur in Denver, Colorado at the offices of AAA or such other place selected by the parties, within thirty days after the referral to AAA.

               The parties shall have five working days to select a mediator from the list of mediators at AAA. If the parties do not agree within that period, they shall request that AAA assign one to the case.

               The mediation process shall continue until the matter is resolved or the mediator makes a finding that there is no possibility of settlement through mediation or either party chooses not to continue further.

               Mediation sessions are private. The parties and their representatives may attend mediation sessions. Other persons may attend only with the permission of the parties and with the consent of the mediator.

               Confidential information disclosed to a mediator by the parties or by witnesses in the course of the mediation shall not be divulged by the mediator. All records, reports, or other documents received by a mediator while serving in that capacity shall be confidential. The mediator shall not be compelled to divulge such records or to testify in regard to the mediation in any adversary proceeding or judicial forum.

               The parties shall maintain the confidentiality of the mediation and shall not rely on, or introduce as evidence in any arbitral, judicial, or other proceeding:

               a) views expressed or suggestions made by another party with respect to a possible settlement of the dispute;

               b) admissions made by another party in the course of the mediation proceedings;

               c)   proposals made or views expressed by the mediator; or

               d) the fact that another party had or had not indicated willingness to accept a proposal for settlement made by the mediator.

               There shall be no stenographic record of the mediation process.

               The expenses of witnesses for either side shall be paid by the party producing such witnesses. All other expenses of the mediation, including required traveling and other expenses of the mediator and representatives of the parties, and the expenses of any witness and the cost of any proofs or expert advice produced at the direct request of the mediator, shall be borne equally by the parties unless they agree otherwise.

               Should the mediation not result in a settlement of any or all issues, plaintiff will, within five working days of the termination of the process, submit a final written offer for settling all outstanding claims (including defendant's counterclaims, if any) or a notice that it will not offer to settle the dispute. Within five working days of its receipt of the offer or notice, the defendant must either accept or reject the offer, if any, or submit its own settlement offer as to all outstanding claims. Within five working days of its receipt of the defendant's response, plaintiff must accept or reject defendant's offer as to all outstanding claims. If the claims are not settled within three working days of the last settlement offer, either party may submit the outstanding claims to Binding Arbitration under the terms set forth in Section III hereto.

               If the parties have settled any or all claims, they will promptly execute settlement agreements and releases.

     B. Tolling of Statutes of Limitations. All periods of limitations, whether based on contract, statute, or common law, governing any claims, whether sounding in contract, tort, equity or otherwise by a party for recovery of its unreimbursed costs will be tolled as of the date notice of an election to mediate is given (Tolling Period), provided, however, that nothing in this agreement shall be deemed to modify or alter any time bar existing prior to such notice. The Tolling Period shall expire thirty (30) days after Company or Skyline gives a written notice of termination of the Tolling Period, which notice may not be given until after the parties complete the procedures described in paragraph 2.13 above.

     C. Nothing contained in this agreement shall constitute any modification or waiver of the Purchase and Sale Agreement and neither party is released from any of its existing or future obligations, if any, thereunder.

     D.   Other Provisions

          1. Legal Representation Satisfaction With Terms. In executing this agreement the parties acknowledge that they have consulted with and have the advice of counsel of an attorney of their choosing and they are satisfied with the terms incorporated herein, and that they have executed this agreement after independent investigation and without fraud, duress, or undue influence Furthermore, the parties acknowledge that this agreement is executed by the parties who enjoy in connection with the subject matter of this agreement equal bargaining power.

          2. Mutually Drafted Settlement Agreements: This agreement has been negotiated arm's length and between parties represented by experienced legal counsel. Accordingly, any rule of law or a legal decision that would require interpretation of any ambiguity in this agreement against that party that has drafted the applicable version is not applicable and is hereby waived. Revisions of this agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this agreement. Further, each party hereto acknowledges that he, she, or it has read this agreement, fully understands its terms and effects, and that this agreement is being signed freely by them.

          3. Entire Agreement: This agreement contains the entire written agreement and understanding between the parties hereto concerning the subject matters of this agreement, and supersedes and replaces any and all prior and contemporaneous written or oral negotiations, proposed agreements, except for the Agreement. Each party acknowledges that no other party or any agent or attorney of any party, has made any promise, representation or warranty whatsoever, expressed or implied, not contained herein concerning the subject matter hereof to induce either party to execute this agreement, and each party acknowledges that it has not executed this agreement in reliance of any such promise, representation, or warranty not contained herein.

          4. Applicable Law: This agreement is made and entered into in the State of Colorado and the parties agree that it shall in all respects be interpreted, enforced, and governed under the laws of this state.

          5. Performance of Agreement: The parties, without further consideration, agree to execute and deliver such other documents and take such other action as may be reasonably necessary to effectively consummate the subject of this agreement. The parties further agree that they will do nothing to interfere with any other parties full use and enjoyment of the benefits of this agreement.

          6. Successors In Interest: This agreement shall be binding and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, transferees and assigns.

          7. Severability of Terms: Should any provision of this agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby except illegal or invalid part, term or provision shall not be deemed to be part of this agreement.

          8. Modification of Agreement: Any amendment or modification of this agreement must be in writing and signed by the parties.

          9. Notices: Any and all notices required or permitted under this agreement shall be in writing and shall be deemed given when: (1) hand delivered; (2) sent by facsimile; (3) sent by overnight mail; or (4) upon receipt after mailing when mailed by certified mail, return receipt requested, postage prepaid, addressed to the party to whom it is intended. Said Notices shall be sent to the following persons:

                Skyline:                      COMPANY

                Skyline Resources, Inc.       Cedar Ridge, LLC
                Attention:  Jubal S. Terry    Attention: William L. Dawkins, Jr.
                3000 Youngfield, Suite 338    623 Garrison Ave., Suite 100
                Lakewood, CO  80215           Fort Smith, AR  72901

          10. Headings: The headings used in this agreement are for convenience only and do not impart any substantive significance.

          11. No Waiver: No waiver by any party to this agreement of any breach of any term or provision of this agreement shall be construed to be nor be a waiver of any other term or provision hereof.

2.   BINDING ARBITRATION AGREEMENT

     In the event the parties are unable to resolve any and all differences under the mediation provisions set forth herein, they agree to enter into Binding Arbitration on the following terms.

     A.   ARBITRATORS

          1. Unless the parties otherwise agree, three arbitrators will decide the claim.

          2. At least two of the arbitrators will be attorneys admitted to practice in the State of Colorado. The arbitrators will disclose to the parties before selection of details of his or her previous representation or work for either parties and any financial or personal interest in or bias with respect to each party or the property or interest or with respect to the results of the arbitration proceeding. One of the three arbitrators may be a registered professional in the most relevant discipline, actively engaged in his or her profession on behalf of oil and gas producers for not less than five years.

          3. Each party shall select and provide to the other party for that party's consideration a list of five arbitrators. A party receiving nomination must be accepted or rejected in writing. If after thirty working days after the notice of arbitration the parties have failed to select the arbitrator, then application shall be made to the AAA to provide a list of five qualified nominees. Each party will have five working days after receiving the list to strike two nominees. If more than two nominees remain after each party makes the strikes, the AAA will select the remaining arbitrator from the remaining nominees. A similar procedure will be followed for the selection of the technical arbitrator, except the two attorney arbitrators will propose a list of at least three nominees for strikes and select the technical arbitrator if necessary.

               If either party fails to respond to a nomination or fails to vote on the nomination, the opposing party may select the arbitrators and proceed with the arbitration proceeding as provided in these arbitration terms. To avoid prejudice toward either party, either a neutral third party will be engaged to contact the nominees regarding availability and qualification or the parties will make all contacts with potential arbitrators jointly.

          4. Throughout the proceedings, the arbitrators will promptly provide the parties with copies of all documents filed by each party and not provided to the other party by the arbitrators relating to the proceedings. The arbitrators will decide all claims and other issues in dispute (except as specifically provided herein) including whether any claim may be arbitrated, conduct of the arbitration, discovery issues, admissibility of evidence, and interpretation and application of these arbitration terms.

          5. The arbitrators have authority and power to proceed Ex Parte if either party fails after reasonable notice to strike proposed arbitrators, attend hearings or conferences with the arbitrators, furnish the arbitrators with required papers, information, or briefs, or take any action required by these arbitration terms.

          6. If an arbitrator becomes unwilling or unable to serve or proceed with the arbitration, a replacement arbitrator will be selected under paragraph A.3 of this agreement, provided, however, nominations must be made within five days of an arbitrator's notice to the parties of his or her resignation or the parties becoming aware of the arbitrator's inability to proceed.

     B.   REPRESENTATION

          The parties may be represented by legal counsel or other technical or professional persons.

     C.   PRE-HEARING PROCEDURES

          1. Unless the parties agree otherwise, a preliminary hearing with the arbitrator will be held within 20 days of the selection of the arbitrator to assist the arbitrator in establishing proceedings, setting the hearing date within the next 150 days, and for other purposes necessary or desirable for the efficient and expedited disposition of the proceedings.

               Unless the parties agree otherwise, the maximum length of the arbitration hearing will be five (5) consecutive and mutually convenient working days. The arbitrator will select the dates if the parties cannot agree. The arbitrator will send notice of the arbitration hearing to each to each party stating the procedures to be followed including the order of testimony.

          2. Discovery. The parties intend there be a good faith but limited exchange of information, but only that information relevant to a disputed issue, without duplicating the costly, time-consuming, and burdensome procedures available in civil litigation.

               a) The parties will, within 30 days of the close of the preliminary hearing, designate and exchange the names and addresses of all witnesses who will be called at the arbitration hearing, a brief statement of each witness' expected testimony, and lists and copies of exhibits that may be presented at the hearing. A witness will be designated as a fact witness, an expert witness, or both. Unless otherwise agreed, each side may add no more than one additional witness to the list of witnesses who will be called after the period for producing that list has passed.

               b) The parties may depose any person who will be called to testify at the hearing.

               c) Each party may submit to the arbitrator one set of request for production of relevant documents, one set of interrogatories containing not more than 30 questions, including subparts, soliciting relevant information, and requests for depositions of individuals with relevant information who are not identified by the opposing party as witnesses. The arbitrator may order responses if discovery requests are reasonable in scope. Each party requesting documents, interrogatories, or depositions of persons who will not testify at the hearing will reimburse the opposing party for the opposing party's reasonable cost to respond to the request, including but not limited to attorney's fees, reproduction costs, staff time, and travel expenses.

               d) Time limit set for each deposition is eight hours. The arbitrator may allow additional time if it can be shown that the deposition cannot reasonably be completed within eight hours. Each deposition will be held at a location convenient to the deponent.

               e) The arbitrator may subpoena persons designated as witnesses, representatives of the parties, and persons with information relevant to the dispute to appear for oral deposition.

               f) The arbitrator will establish a procedure to resolve discovery disputes and rule on the depositive motions promptly and efficiently. The procedure may include presenting motions by letter as opposed to formal pleadings and resolution by telephone conferences.

               g) The arbitrator may impose sanctions that he or she deems appropriate, including but not limited to award of attorney's fees for a party's failure to identify witnesses and the substance of their testimony, to provide copies of exhibits, or to respond timely and in good faith to discovery requests. The arbitrator may extend any deadline in the interest of fairness if a party fails to comply with the arbitration terms.

          3. At least 30 days before the arbitration hearing, the parties will jointly prepare and file with the arbitrators an agreed pre-hearing statement setting out the disputed issues to be decided by the arbitration. A statement of agreed facts, the identity of all witnesses to be called, a list of exhibits that will be used, and the copies of documents concerning the disputed issues that the parties agree should be provided to the arbitrators.

          4. Each party will also submit a pre-hearing brief unless the parties agree otherwise. Plaintiffs brief as to all claims will be due 30 days before the arbitration hearing. Defendant's brief as to all claims, including defendant's counter-claims, will be due 20 days before the hearing.

     D.   HEARING

          1. The arbitration will be held in Denver, Colorado at a location agreed to by the parties unless the parties otherwise agree.

          2. The hearing will begin on a Monday no later than one hundred twenty (120) working days after the preliminary hearing. The maximum length of the hearing is five consecutive working days. Each party will have one half of the scheduled time for its case including direct, redirect, and rebuttal testimony, cross-examination of the opposing party's witnesses, and opening and closing statements, but excluding time attributable to the opposing party's objections during the hearing and questions. The arbitrator will preside at the hearing and rule on the admission and exclusion of evidence and procedural questions and may exercise all other powers conferred by statute on an arbitrator. The hearing will be conducted as if it were an informal court trial. The arbitrator may question any witnesses appearing at the arbitration hearing. The parties may change these provisions by agreement.

          3.   Attendance of Witnesses and Production of Evidence

               a) The arbitrator may subpoena witnesses and require production of documents.

               b) In addition to presenting at the arbitration hearing through the testimony of qualified witnesses, either party may submit testimony by affidavit. Either party may submit testimony by affidavit as follows: Testimony offered by affidavit must be submitted to the opposing party and the arbitrator at least 30 days before the arbitration hearing. Either the opposing party or any arbitrator may, by written notice at least 15 days before the arbitration hearing, request the individual affiant appear at the arbitration hearing for cross examination. If the affiant is not previously identified as a witness, the opposing party will also have a reasonable opportunity to depose the affiant and require that the affiant appear at the hearing. If after notice within five working days of the deposition, the affiant is not able to appear at the hearing, the hearing will be rescheduled. If the affiant does not appear as requested either for the arbitration hearing or the deposition for whatever reason after timely request by a party, the testimony of the affiant will be disregarded by the arbitrator for all purposes. A party may not advance an issue at the arbitration hearing unless the party identified the issue in writing to the opposing party and the arbitrators at least 45 days before the hearing, a party not introduce or advance documentary evidence at the arbitration hearing unless it furnished a copy and identified it as an exhibit to the opposing party as provided in C.2.a. of this agreement, and to the arbitrators at least 45 days before the hearing. A party may not call a witness unless the opposing party has had an opportunity to depose the witness and the nature of the testimony was previously disclosed in writing to the opposing party as provided in C.2.a. of this agreement and to the arbitrators at least 45 days before the hearing.

               c) If a witness is unable for good cause to appear at the hearing, the arbitrator may extend or postpone the hearing as reasonably necessary in the interest of fairness.

               d) All witnesses will give all testimony at hearing under oath administered by a court reporter, and the arbitrator must be present when evidence is given and/or admitted.

          4. The arbitrator will be guided by common sense and justice in allowing evidence to be presented. No federal or state rule relating to the order of proof, the conduct of the hearing, or the presentation and admissibility of evidence will be applicable in the arbitration hearing except that the arbitrator must recognize and apply the attorney client privilege and work-product immunity doctrine during the pre-hearing discovery and at the hearing. Any relevant evidence including hearsay may be admitted by the arbitrator if reasonable persons would reasonably rely on it in the conduct of serious affairs, regardless of the admissibility of the evidence in a court of law.

          5.   The  parties may  provide  Closing  Briefs of no more than twenty
               (20) pages within ten days after they have made their closing arguments. Time limits within which the arbitrator is required to make his or her decision will begin on the date the hearing closes.

          6. The parties acknowledge that they have agreed to this arbitration provision to expedite settlement of any disputes, and the arbitrator is instructed that any extension of time must be reasonable and of the shortest length necessary to accommodate the reason for the delay.

     E.   AWARD AND ENFORCEMENT

          1. Unless the parties agree otherwise, the arbitrator will decide each claim and disputed issue within 30 days after the date the hearing closes based on applicable law and testimony, documents, and other materials the parties submit before and during the arbitration hearing. The decision must be within the bounds set by contingents of the parties. The decision must be in writing, including findings of fact and conclusions of law. The arbitrator must sign the opinion and must indicate whether he or she supports the decision on each claim and disputed issue.

          2. The decision of the arbitrator is final and binding on the parties and non-appealable.

          3. The arbitrator may award compensatory damages only. The arbitrator may not award, and the parties specifically waived rights to multiple damage awards that may be allowed by statute, punitive or exemplary damages, specific performance, recission, or any other legal or equitable remedy.

          4. Judgment may be entered on the award and the award may be judicially enforced. The award is final and binding and no appeal from the award may be taken on the grounds of error in application of law or findings of fact. After the arbitrator issues his or her decision, an aggrieved party may request an appropriate court to vacate the decision of the arbitrator only under the circumstances set out in Section 10, U. S. Arbitration Act.

     F.   GENERAL TERMS

          1.   The  parties   may  modify  any  time  period   provided  in  the
               arbitration terms agreement.

          2. The substantive law, including time bars, applicable to all claims and disputed issues, is the law of the State of Colorado without regard to the choice of law rules of any other jurisdiction. The substantive law applicable to these arbitration provisions is the United States Federal Arbitration Act. The arbitration will be held in accordance with these arbitration terms and for matters not specifically addressed in these arbitration terms in accordance with the U.S. (Federal) Arbitration Act, 9 USC,ss.1, et seq. This agreement in which these arbitration terms are referenced is a contract involving commerce within the meaning of the United States Arbitration Act and, accordingly, the arbitrator is vested with all powers and authorities conferred under the act and under these arbitration terms.

          3. Except as expressly provided in A.5 of this agreement, no party may have any ex parte communication with any arbitrator. For the purposes of this agreement, ex parte communications means both oral communications without the participation of a representative from the opposing party (or the written consent of the opposing party) and written communications unless a complete copy of the communication is provided to the representative of the opposing party simultaneously with service on the arbitrator.

          4. If the arbitrator's award as to all claims exceeds or equals plaintiff s final settlement offer as to all claims in provided in the mediation agreement attached hereto or the total amount claimed if plaintiff declined or failed to make a settlement offer, the arbitrator will award plaintiff an additional sum equal to its reasonable cost. If the arbitrator's awards as to all claims equals or is less than defendant's settlement offer as to all claims as provided in the mediation agreement or zero if defendant declined or failed to make a settlement offer, the arbitrator will award defendant a sum equal to its reasonable cost. If the arbitrator's award of all claims is greater than defendant's final settlement offer as to all claims, but less than plaintiffs final settlement offer as to all claims, or the total amount claimed if plaintiff declined to fail to make a settlement offer, each party will pay its own costs and its one-half share of the arbitrator fees and expenses and other arbitration costs. Costs as used in this section of the agreement includes a party's attorney's fees and expenses, staff time and expenses, including the party's discovery costs under C-D of this exhibit and the party's one-half share of the arbitrator's fees and expenses and other arbitration costs.

          5. Subject to F.6 of this agreement, either party may hire a court reporter to produce a stenographic record at depositions, the hearing, or other proceedings. The requesting party must notify the other party of the arrangements in advance and must pay the costs incurred. If the opposing party wants a copy of the record, that party will be provided a copy on payment of one-half of the cost of the stenographic record.

          6. All proceedings and all information obtained during discovery or the proceedings and the settlement agreement if any or the arbitrator's award will be kept confidential and may not be disclosed or used by either party for a period of four years from the date of the arbitrator's award except as provided in these arbitration terms and except in connection with an action to enforce or challenge the arbitrator's award if any, or as may be required by law or court order.

          7. In computing any period described or allowed by these arbitration terms, the day of the act, event, or default from which the designated period begins to run will not be included. The last day of the period is included unless it is a Saturday, Sunday, or legal holiday, in which event the period runs until the end of the next day that is not a Saturday, Sunday or U.S. legal holiday. The last day of the period will end for the purposes of compliance with this agreement at 6:00 p.m., Mountain Standard Time.

          8. Whenever these arbitration terms provide for notice, exchange, or information or other communications between the parties, the notice will be delivered to the representative designated in the mediation agreement. Notice to or service on any person other than a party's designated representative will not constitute notice or service on a party for purposes of these arbitration terms. Written notice to a party may be accomplished by personal service, overnight courier, facsimile or U.S. mail. Service is accomplished upon receipt at the business office of the designated representative. Notices, exchanges of information, and other communications must also be delivered to designated counsel, if any, for each party in the same manner as notice or service is provided a party's designated representative.

          9. An action to enforce or challenge these arbitration terms including an action to confirm or validate an arbitration award must be brought in U.S. Federal District Court in Denver, Colorado unless the amount in controversy is less than the minimum jurisdictional amount established for that court in which case it shall be brought in the applicable Colorado state court.

          10. Any party that proceeds under this arbitration agreement after it knows or should have known that a party or arbitrator has not complied with any provision or requirements of this agreement and that fails to file a written objection with the arbitrators within five days after it knows or should have known of the non-compliance will be deemed to have waived its right to object.

                                                  SKYLINE RESOURCES, INC.

                                                  /s/ Jubal S. Terry
                                                  -----------------------------
                                                  Jubal S. Terry, President/CEO


                                                  CEDAR RIDGE, LLC

                                                  /s/ Terry L. Logan
                                                  -----------------------------
                                                  Terry L. Logan, Manager